Exhibit 99.1

                          e.DIGITAL CORPORATION REPORTS
                          RECORD SECOND QUARTER REVENUE

                     Company Receives $1.2 Million IFE Order

(SAN DIEGO, CA, November 15, 2004) - e.Digital Corporation (OTC: EDIG), a leading innovator and provider of proprietary digital technology platforms, today reported record revenue for the second quarter of fiscal 2005, ended September 30, 2004. Revenue for the quarter was $2.028 million, an 85% increase over the $1.097 million recorded in the second quarter of fiscal 2004.

The company reported a gross profit of $0.367 million in the second quarter compared to $0.135 million for the same quarter in fiscal 2004. The company also reported a smaller operating loss of $0.367 million for the quarter compared to $0.725 million for the same period in fiscal 2004. For the quarter, net loss attributable to common stockholders after deducting non-cash dividends on preferred stock was less than $(0.01) per share.

Revenue for the first six months ended September 30, 2004 was $2.121 million compared to $2.251 million for the same six months last year. Gross profit for the first six months of fiscal 2005 improved to $0.435 million compared to $0.206 million for the same period in fiscal 2004. For both six month periods, net loss attributable to common stockholders after deducting non-cash dividends on preferred stock was $(0.01) per share.

The company also announced it has received an IFE order totaling more than $1.2 million from APS, a wholly owned subsidiary of Wencor (APS/Wencor). With this order, e.Digital currently has over $2.2 million in total booked orders with further orders expected this quarter.

MANAGEMENT COMMENTARY
"We are making good progress on expanding the market for our MicroOS(TM)-based video/audio technology platform," said Atul Anandpura, president and chief executive officer of e.Digital Corporation. "We are very pleased to be working with APS/Wencor and supporting growing market opportunities for the digEplayer(TM)."

To date, the following airlines have ordered APS/Wencor digEplayer in-flight entertainment systems:

                  o Alaska                                    o Hawaiian
                  o Aeroflot                                  o JetsGo
                  o KLM                                       o Monarch
                  o Ryanair                                   o North American

Additional airlines are testing digEplayer systems.
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Anandpura continued, "We are expanding the feature set and capabilities of our increasingly successful video/audio technology platform. We believe the expansion of our platform, coupled with its outstanding picture and audio quality, long battery life, proprietary hardware encryption, and ease of use, offers business customers the best solution for their open and closed system video/audio products."

"Beyond the airlines, there are further opportunities for devices based on our proprietary video/audio technology platform in the travel and leisure industry, with cable and satellite companies (and their DVR and set-top box suppliers), and in next-generation kiosk centered businesses."

Concluded Anandpura. "We expect further orders, announcements and updated business and revenue guidance this quarter, and continued improvement in our business."

HIGHLIGHTS AND ANNOUNCEMENTS FOR THE SECOND FISCAL QUARTER

      o     Announced Ryanair's launch of APS/Wencor's digEplayer 5500(TM).
      o Participated in the 25th Annual Conference and Exhibition of the World Airline Entertainment Association (WAEA).
      o With APS/Wencor, unveiled and exhibited working prototypes of an installed version of the digEplayer.
      o     Announced the first KLM order from APS/Wencor.
      o     Announced the first Aeroflot order from APS/Wencor.
      o Advanced major business opportunities for devices based on the company's video/audio technology platform.

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company's proprietary MicroOS(TM)-enabled technology platforms. e.Digital specializes in the delivery and management of open and secure digital content through it's Personal Video, Personal Audio, Automotive, and Wireless technology platforms. e.Digital's services include the licensing of the Company's MicroOS(TM), custom software and hardware development, industrial design, and manufacturing services through the Company's manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995:
All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission ("SEC"). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS is a trademark of e.Digital Corporation. digEplayer and digEplayer 5500 are trademarks of APS/Wencor. All other company, product, and service names are the property of their respective owners.

CONTACT:
e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com